PCX Equities

Annual CEO Certification
(Rule 5.3(m))

As the Chief Executive Officer of The Fairchild Corporation, and as required by Rule 5.3(m) of PCX Equities, Inc. (“PCXE”), I hereby certify that as of the date hereof I am not aware of any violation by the Company of PCXE’s Corporate Governance listing standards, other than has been disclosed to PCXE pursuant to rule 5.3(m) and descried on Exhibit C to the Company’s Rule 5.3(k)(5)(D) Annual Written Affirmation.

By:                          /s/ JEFFREY J. STEINER

Print Name:           Jeffrey J. Steiner

Title:                      Chairman and Chief Executive Officer

Date:                     February 16, 2005

Note: THE PCXE WILL NOT ACCEPT IF RETYPED, MODIFIED OR IF ANY TEXT IS DELETED. If you have any questions regarding applicability to your company’s circumstances, please call the Listings Department prior to submission.